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                                                                    EXHIBIT 23.5

                                          June 24, 1997

Astoria Financial Corporation
One Astoria Federal Plaza
Lake Success, NY 11042-1085

Members of the Board:

     We hereby consent to the use of our opinion letter to the Board of Directors of Astoria Financial Corporation, included as Appendix E to the Prospectus/Joint Proxy Statement which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of Astoria Financial Corporation with The Greater New York Savings Bank, and to the references to such opinion in such Prospectus/Joint Proxy Statement under the captions "Summary," "The Merger -- Background of and Reasons for the Merger" and
"-- Opinions of Financial Advisors." In giving such consent, we do not admit that we come within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                          Very truly yours,

                                          Merrill Lynch, Pierce, Fenner & Smith
                                              Incorporated

                                          /s/ JOHN P. ESPOSITO
                                          --------------------------------------
                                          Name: John P. Esposito
                                          Title: Vice President